9 Meters Biopharma Announces Positive Final Results from Phase 2 VIBRANT Study and Successful End-of-Phase 2 Meeting with FDA for Vurolenatide in Short Bowel Syndrome

–Vurolenatide 50 mg every two weeks (Q2W) dosing arm demonstrated a 30% reduction over six weeks in the primary endpoint of the Phase 2 study, mean reduction in total stool output (TSO), compared with a 32% increase for placebo – for a mean relative reduction of 62%

–Based on End-of-Phase 2 meeting, Company plans to submit Phase 3 protocol to FDA to finalize specifics of trial design incorporating 50 mg Q2W dosing

–Clinical plans and activities underway to facilitate Phase 3 initiation upon protocol finalization

RALEIGH, NC / ACCESSWIRE / September 26, 2022 / 9 Meters Biopharma, Inc. (NASDAQ:NMTR), a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases, announced today positive final results from the Phase 2 study of vurolenatide and the outcome from its End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA). Vurolenatide is a proprietary long-acting GLP-1 receptor agonist in development for adults with short bowel syndrome (SBS). Based on the outcome from the meeting and the Phase 2 data, 9 Meters intends to finalize the Phase 3 protocol in collaboration with the FDA during the fourth quarter. Clinical plans and activities are currently underway to facilitate initiation of the study upon protocol finalization. The Company plans to provide further details on the Phase 3 vurolenatide clinical development program following protocol finalization.

The Company announced the completion of its Phase 2 study of vurolenatide in SBS. VIBRANT (VurolenatIde for short Bowel syndrome Regardless of pArenteral support requiremeNT) was a multi-center, double-blind, placebo-controlled, parallel-group study evaluating the safety, efficacy, and tolerability of vurolenatide in adult patients with SBS. The trial included four parallel treatment arms: vurolenatide 50 mg every two weeks (Q2W), vurolenatide 50 mg every week, vurolenatide 100 mg Q2W, and placebo. The primary efficacy endpoint for the study was change from baseline in mean 24-hour TSO volume over the six-week post-randomization observation period.

The randomization block of the first 11 patients across the four arms resulted in three patients in each vurolenatide arm and two patients in the placebo arm. The mean 24-hour TSO decrease for the 50 mg vurolenatide Q2W treatment arm was 30% versus an increase of 32% in the placebo arm, for a relative reduction compared to placebo of 62%. This group showed a rapid (at one week) and sustained TSO reduction over the six-week post-randomization period. Importantly, TSO reduction from baseline was observed in 16 of the 18 weeks of the observation period in the 50 mg Q2W treatment group. These results, coupled with the most favorable adverse event and optimal pharmacokinetic profile, contributed to the Company’s decision to move this dose regimen forward into a pivotal clinical development program.

In patients treated with 50 mg vurolenatide every week, there was a mean TSO decrease of 8%, for a relative reduction compared to placebo of 40%. In patients treated with 100 mg vurolenatide every two weeks (Q2W), there was mean a TSO increase of 16%, for a relative reduction compared to placebo of 16%. Notably, the pharmacokinetic profile from both these arms showed evidence of drug accumulation resulting in a suboptimal pharmacokinetic profile.

The study allowed the inclusion of SBS patients both requiring and not requiring parenteral nutrition support. Five of the 11 patients in the study were receiving parenteral support prior to entering the study and all five were randomly assigned to treatment with vurolenatide. Change from baseline in parenteral support volume, an important secondary endpoint, was also evaluated over the 6-week observation period. There was a mean decrease of 17% in the parenteral support volume of these five patients by week two which was sustained throughout the 6-week observation period. Of the five patients, two remained stable and three demonstrated a mean decrease in PS of 28%.

Among the 12 patients in the safety population, vurolenatide was generally well tolerated with mild to moderate and transient side effects, the most common of which were nausea and vomiting. One patient terminated early in the 100 mg Q2W arm due to nausea and vomiting. Importantly, there were no serious adverse events related to vurolenatide. Two serious adverse events were reported but deemed to be unrelated to study drug. Both were central catheter infections, which are common in patients with a central line.

“The results from the VIBRANT study accomplished our goals of reaffirming the efficacy and safety of vurolenatide and determined the dose to take forward into Phase 3,” said John Temperato, President and Chief Executive Officer. “Vurolenatide is the first GLP-1 agonist being developed specifically for SBS and has a unique mechanism of action and clinical benefits, as observed in our Phase 2 study, including rapid onset of action, sustained response, and a convenient dosing regimen. We are working with the FDA to finalize protocol details in the fourth quarter and plan to initiate the Phase 3 study shortly thereafter.”

Patrick H. Griffin, M.D., FACP, Chief Medical Officer at 9 Meters commented, “We extend our sincere thanks to the patients, caregivers, investigators, and their site staff for their dedication to this trial. Vurolenatide has the potential to provide important benefits to those living with SBS, including relief from unrelenting chronic diarrhea, which can significantly impair quality of life, as well as reduce total parenteral nutrition needs for those requiring it.”

About 9 Meters Biopharma

9 Meters Biopharma, Inc. is a clinical-stage company pioneering novel treatments for people with rare digestive diseases, GI conditions with unmet needs, and debilitating disorders in which the biology of the gut is a contributing factor. 9 Meters is developing vurolenatide, a proprietary Phase 2 long-acting GLP-1 agonist, for SBS; larazotide, a tight junction regulator for MIS-C; and several near clinical-stage assets.

For more information please visit or follow 9 Meters on Twitter, LinkedIn and Facebook.

Forward-Looking Statement

This press release includes forward-looking statements based upon 9 Meters' current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, anticipated milestones, and any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: uncertainties associated with the clinical development and regulatory approval of product candidates; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to our ability to successfully implement our strategic plans, including reliance on our lead product candidate; risks related to the inability of

9 Meters to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs, including in light of current stock market conditions; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; intellectual property risks; the impact of COVID-19 on our operations, enrollment in and timing of clinical trials; risks related to leveraging the Company by borrowing money under the debt facility and compliance with its terms; risk of delisting from Nasdaq; reliance on collaborators; reliance on research and development partners; risks related to cybersecurity and data privacy; and risks associated with acquiring and developing additional compounds. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in 9 Meters' Annual Report on Form 10-K for the year ended December 31, 2021, as amended or supplemented by our Quarterly Reports on Form 10-Q and in other filings that 9 Meters has made and future filings 9 Meters will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. 9 Meters expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Corporate Contact
Al Medwar
SVP, Investor Relations & Corporate Communications
9 Meters Biopharma, Inc.
investor-relations@9meters.com

Media Contact
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203-942-4626

SOURCE: 9 Meters Biopharma, Inc.